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                                                          SEC File Number
                                                             001-10607
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                                                           CUSIP Number
                                                            680223-104
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

For Period Ended: December 31, 2004

         [  ] Transition Report on Form 10-K
         [  ] Transition Report on Form 20-F
         [  ] Transition Report on Form 11-K
         [  ] Transition Report on Form 10-Q
         [  ] Transition Report on Form N-SAR

         For the Transition Period Ended:
                                           -------------------------

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     Read attached  instruction  sheet before  preparing  form.  Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                 Items  8,  9A
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PART 1 - Registrant Information
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Full name of Registrant:   Old Republic International Corporation

Former Name if applicable: N/A

Address of Principal Executive Office:


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                                      307 North Michigan Avenue
                                      -------------------------
                                      Street and Number

                                      Chicago, Illinois 60601
                                      -------------------------
                                      City, State, and Zip Code

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PART II - Rules 12b-25 (b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


     (a) the reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b)       The subject annual report, semi-annual report, transition
     report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - Narrative
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State below in reasonable  detail the reasons why Forms 10-K, 20-F,  11-K, 10-Q,
N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The registrant has been unable to complete its Form 10-K annual report for the year ended December 31, 2004 by the prescribed filing deadline without unreasonable effort and expense because of limited internal resources and the limited amount of time that the registrant and its independent registered public accounting firm have had to complete their review and assessment of the registrant's internal control over financial reporting.

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PART IV - Other Information
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     (1)    Name  and  telephone  number of person to  contact in regard to this notification:

           Karl W. Mueller            (312)             762-4229
           ----------------------------------------------------------
                Name               (Area Code)     (Telephone Number)

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     (2)    Have all other periodic  reports  required under Section 13 or 15(d)
     of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X] Yes  [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

[ ] Yes  [X] No

            If so: attach  an  explanation  of  the  anticipated   change,  both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                     Old Republic International Corporation
                   -------------------------------------------
                  (Name of Registrant as Specified In Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: March 15, 2005                By:  /s/ Karl W. Mueller
      --------------                    ------------------------
                                        Karl. W. Mueller,
                                        Senior Vice President and
                                        Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.